Exhibit h.21

Amendment No. 5 to

Administration, Bookkeeping and Pricing Services Agreement

This Amendment No. 5 to Administration, Bookkeeping and Pricing Services Agreement (the “Amendment”) is effective on January 1, 2018 (the “Effective Date”), between Heartland Group, Inc., a Maryland corporation (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund and ALPS are parties to an Administration, Bookkeeping and Pricing Services Agreement dated August 13, 2008, as subsequently amended (the “Administration Agreement”), whereby the Fund retained ALPS to provide certain administrative bookkeeping, and pricing services to the series (each a “Portfolio” and collectively, the “Portfolios”) of the Fund; and

WHEREAS, the Fund and ALPS wish to revise certain fees set forth in the Administration Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Fund and the ALPS agree as follows as of the Effective Date:

1.	Tax Return Services. Annex A — Tax Return Services of the Administration Agreement is deleted in its entirety and replaced with the Annex A — Tax Return Services attached hereto.

2.	Entire Agreement. All terms, conditions, representations and warranties contained in the Administration Agreement are incorporated herein by reference and both the Fund and ALPS hereby agree that unless specified elsewhere in this Amendment, all terms, conditions, representations and warranties contained in this Amendment and in the Administration Agreement constitute the entire understanding between the parties hereto, and supersede any prior understanding or agreements between the parties related to the services contemplated in the Administration Agreement.

3.	Choice of Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the choice of laws provisions thereof.

4.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.	Defined Terms. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Administration Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first set forth above.

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Jeremy O. May, President

HEARTLAND GROUP, INC.

By:	/s/ Nicole J. Best
Name:	Nicole J. Best
Title:	VP, Treasurer & PAO

ANNEX A
TAX RETURN SERVICES

I.       Services

Service Delivery

Prepare the federal and state income and excise tax returns and extenstions for the following Portfolios:

Heartland Value Fund

Heartland Value Plus Fund

Heartland Select Value Fund

Heartland International Value Fund

Heartland Mid Cap Value Fund

Limitations & Understandings

ALPS shall not analyze or investigate information or returns for foreign tax filings. State income or franchise tax return preparation is limited to the initial state of nexus and does not include additional state filing requirements that may be triggered by underlying investments of the Fund. The Portfolios’ independent auditors must provide, review and approve any estimated excise distributions, and approve income and excise tax returns. The Portfolios’ independent auditors are to sign as paid preparer of all income, state and excise tax returns.

II.       Fees

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18802345.1

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